UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2023

TRULIEVE CANNABIS CORP.

(Exact Name of Registrant as specified in its charter)

British Columbia	000-56248	84-2231905
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6749 Ben Bostic Road Quincy, FL	32351
(Address of principal executive offices)	(Zip Code)

(850) 508-0261

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2023, Joy Malivuk, age 48, was appointed as the Vice President, Chief Accounting Officer of Trulieve Cannabis Corp. (the “Company”). Ms. Malivuk has nearly 24 years of accounting and finance experience. Prior to joining the Company, from 2008 to 2023, Ms. Malivuk held roles of increasing responsibility, including most recently as Director of Accounting at HSN, Inc., a subsidiary of QVC, Inc., where she oversaw the accounting function and was responsible for financial reporting, general accounting and SOX compliance. Previously, she served as HSN’s Operational Vice President of Financial Reporting and SEC Compliance. Her career began at PricewaterhouseCoopers, LLP. Ms. Malivuk graduated from the University of Florida with both a Bachelor of Science in Accounting and a Master of Accounting with a Specialty in Taxation.

Ms. Malivuk previously entered into an employment agreement with the Company, dated January 3, 2023, pursuant to which, commencing April 23, 2023, she will receive an annual base salary of $250,000 per year that will be paid in accordance with the Company’s regular payroll practices, subject to all customary withholding and deductions, and will also be eligible for an annual bonus targeted at $90,000 based on the achievement of certain Company and individual performance goals to be established by the Compensation and Human Resources Committee. If target performance goals are not achieved, then Ms. Malivuk shall not receive an annual bonus for such fiscal year.

Ms. Malivuk will be eligible to receive certain severance benefits in connection with a termination of her employment by the Company without Cause or by him for Good Reason (as defined in her employment agreement), subject to execution of a general release of claims. If such termination occurs, Ms. Malivuk shall be entitled to receive the sum of (a) one times the sum of her base salary in effect on the date of termination plus the greater of the target bonus for the current fiscal year and the actual annual bonus paid during the prior fiscal year and (b) a prorated annual bonus for the current fiscal year, which shall be payable in equal installments over a twelve (12) month period in accordance with the Company’s regular payroll practices and subject to all customary withholding and deductions. In addition, the Company will pay COBRA premiums for Ms. Malivuk (and her dependents) until the earlier of (i) the twelve (12) month anniversary of her termination date; and (ii) the date on which she either receives or becomes eligible to receive substantially similar coverage from another employer. Finally, all of Ms. Malivuk’s unvested equity awards shall immediately vest; provided that any equity award that is still subject to performance-based vesting at the time of such termination will only vest when and to the extent the Compensation and Human Resources Committee certifies that the performance goals are actually met.

If the Company terminates Ms. Malivuk’s employment without Cause or either terminates her employment for Good Reason within twenty-four (24) months following a Change of Control (as defined in her employment agreement), then she shall receive the same severance described above, except that (i) the severance shall be equal to the sum of (I) one and one half (1.5) times the sum of the base salary in effect on the date of termination plus the greater of the target bonus for the current fiscal year and the actual annual bonus paid during the prior fiscal year and (II) a prorated annual bonus. In addition, the Company will pay COBRA premiums for Ms. Malivuk (and her dependents) until the eighteen (18) month anniversary of her termination date. In the event any payments to Ms. Malivuk would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

Ms. Malivuk will also be eligible for equity award grants in a manner consistent with the Company’s practices for senior management and will also be entitled to participate in the Company’s employee benefits programs available to its employees generally. In addition, Ms. Malivuk will be entitled to participate in other benefits that are available to our executive officers on the same basis as all our employees generally, including group health (medical, dental, and vision) insurance, group short- and long-term disability insurances, and group life insurance. Such compensation and benefit plans and arrangements are described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 1, 2023.

Except as set forth in the employment agreement, there are no arrangements or understandings between Ms. Malivuk and any other persons pursuant to which she was appointed, there are no family relationships among any of the Company’s directors or executive officers and Ms. Malivuk and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of Ms. Malivuk’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed for the quarter ending March 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trulieve Cannabis Corp.

By:	/s/ Eric Powers
Name:	Eric Powers
Title:	Chief Legal Officer

Date: May 1, 2023